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                                                                      EXHIBIT 11

                            ALLIANT TECHSYSTEMS INC.

                 COMPUTATION OF EARNINGS PER COMMON AND COMMON
                               EQUIVALENT SHARE

                    (In thousands except per share amounts)


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

                                                Fiscal     Fiscal     Fiscal
                                                 Year       Year       Year
                                                 Ended      Ended      Ended
                                                 March      March      March
                                                31, 1997   31, 1996   31, 1995
                                               ---------   --------  ---------
Primary calculation:

  Net income (loss)                            $  59,159   $ 47,801   $(74,108)
                                               =========   ========   ========
  Weighted average shares outstanding
   during the period                              13,015     13,034     10,052

  Shares issuable in connection with
  stock plans less shares purchasable
  with proceeds using the average
  per share purchase price or  the
  respective periods as shown below                  387        397        285
                                               ---------   --------   --------
  Total common and common equivalent
  Shares - primary                                13,402     13,431     10,337
                                               =========   ========   ========
  Primary earnings (loss) per common and
  common equivalent share                      $    4.41   $   3.56   $  (7.17)
                                               =========   ========   ========

  Average share price for the period           $   48.81   $  44.96   $  32.19
                                               =========   ========   ========

Fully diluted calculation:

  Net income (loss)                            $  59,159   $ 47,801   $(74,108)
                                               =========   ========   ========
  Weighted average shares outstanding
  during the period                               13,015     13,034     10,052


  Shares issuable in connection with
  stock plans less shares purchasable
  with proceeds using the higher of the
  average or period end share price as
  shown below                                        384        444        340
                                               ---------   --------   --------

  Total common and common equivalent
  shares - fully diluted                          13,402     13,478     10,392
                                               =========   ========   ========

  Fully diluted earnings (loss) per
  common and common equivalent share           $    4.41   $   3.55   $  (7.13)
                                               =========   ========   ========

  Higher of average or period end
  share price                                  $   48.81   $  48.38   $  38.13
                                               =========   ========   ========

  Note: For the year ended March 31, 1995, the inclusion of common stock equivalents in the primary and fully diluted earnings per share shown above have an anti-dilutive effect on the per share loss reported. Consistent with the provisions of Accounting Principles Board No. 15, the Company's earnings per share reported on its income statement for the year ended March 31, 1995, exclude common stock equivalents in the earnings per share amounts reported. Accordingly, such per share amounts do not agree with the amounts shown above.
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